ROVER GROUP, INC.
OUTSIDE DIRECTOR COMPENSATION POLICY
Adopted and approved July 30, 2021 (the “Effective Date”)
As Amended and Restated April 24, 2023
Rover Group, Inc. (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time (or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or any similar term in the equity plan then in place under which such equity award is granted) (such applicable plan, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.
For purposes of this Policy, “Excluded Directors” means any Outside Director who is a current employee, general partner, or other representative of an Institutional Investor; provided that if an entity ceases to be an Institutional Investor by ceasing to hold at least 2% of the outstanding shares of capital stock of the Company calculated on a fully diluted basis, each Outside Director who would otherwise be an Excluded Director if such entity remained an Institutional Investor may (i) offer to resign, in which case, if the Board rejects such resignation, such Outside Director will no longer constitute an Excluded Director from the date of such rejection, or (ii) not offer to resign, in which case such Outside Director will only cease to constitute an Excluded Director if and when such Outside Director is re-elected as a Director by the Company’s stockholders.
For purposes of this Policy, “Institutional Investor” means any entity that is an institutional investor that holds at least 2% of the outstanding shares of capital stock of the Company calculated on a fully diluted basis.
For the avoidance of doubt, Excluded Directors are not eligible to receive cash retainers or fees, Initial Awards or Annual Awards under this Policy.
Subject to Section 8 of this Policy, this Policy will be effective as of the Effective Date.
1.Cash Compensation
a.Annual Cash Retainers for Service as Outside Director. Each Outside Director, other than the Excluded Directors, will be paid a cash retainer of $35,000 per year. There are no per-meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
b.Additional Annual Cash Retainers for Service as Non-Executive Chair, Lead Independent Director, Committee Chair and Committee Member

i.As of the Effective Date, each Outside Director, other than the Excluded Directors, who serves as the Non-Executive Chair, Lead Independent Director, or chair or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Non-Executive Chair:	$20,000
Lead Independent Director:	$15,000
Audit Committee Chair:	$20,000
Member of Audit Committee:	$10,000
Compensation Committee Chair:	$12,000
Member of Compensation Committee:	$6,000
Nominating and Governance Committee Chair:	$8,000
Member of Nominating and Governance Committee:	$4,000
For clarity, each Outside Director, other than the Excluded Directors, who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided that the Outside Director who serves as the Non-Executive Chair or Lead Independent Director will receive the annual fee as an Outside Director and the additional annual fee as the Non-Executive Chair or Lead Independent Director, as applicable.
c.Payments. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director, other than the Excluded Directors, who has served in the relevant capacity at any point during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than 30 days following the end of such immediately preceding Fiscal Quarter. For purposes of clarity, an Outside Director who has served as an Outside Director, including as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For purposes of clarity, an Outside Director who has served as an Outside Director, including as a member of an applicable committee (or chair thereof), as applicable, from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”) will receive a prorated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
2.Equity Compensation
Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
a.No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except as provided in Sections 2(d)(iii) and 8 below.
b.Initial Awards. Each individual who first becomes an Outside Director following the Effective Date, other than the Excluded Directors, will be granted an award of

Restricted Stock Units (an “Initial Award”) covering a number of Shares having a Value (as defined below) of $300,000, with any resulting fraction rounded down to the nearest whole Share. The Initial Award will be granted automatically on the first Trading Day on or after the date on which such individual first becomes an Outside Director (the first date as an Outside Director, the “Initial Start Date”), whether through election by the Company’s stockholders or appointment by the Board to fill a vacancy. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award. If an individual was an Outside Director and an Excluded Director, ceasing to be an Excluded Director will not entitle the Outside Director to an Initial Award. Each Initial Award will be scheduled to vest as follows: One third (1/3rd) of the Shares subject to the Initial Award will be scheduled to vest each year following the Initial Start Date on the same day of the month as the Initial Start Date (or, if there is no corresponding day in a particular month, then the last day of that month), in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.
c.Annual Award. On the first Trading Day immediately following each Annual Meeting of the Company’s stockholders (an “Annual Meeting”) that occurs after the Effective Date, each Outside Director, other than the Excluded Directors, automatically will be granted an award of Restricted Stock Units (an “Annual Award”) covering a number of Shares having a Value of $150,000; provided that the first Annual Award granted to an individual who first becomes an Outside Director following the Effective Date will have a Value equal to the product of (A) $150,000 multiplied by (B) a fraction, (i) the numerator of which is the number of fully completed days between the applicable Initial Start Date and the date of the first Annual Meeting to occur after such individual first becomes an Outside Director, and (ii) the denominator of which is 365; and provided further that any resulting fraction shall be rounded down to the nearest whole Share. Each Annual Award will be scheduled to vest in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the date of the next Annual Meeting following the grant date, in each case subject to the Outside Director continuing to be an Outside Director through the applicable vesting date.
d.Additional Terms of Initial Awards and Annual Awards. The terms and conditions of each Initial Award and Annual Award will be as follows:
i.Each Initial Award and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Compensation Committee, as applicable, for use thereunder.
ii.For purposes of this Policy, “Value” with respect to an Award means the trailing volume weighted average price of the Company’s Class A Common Stock over the 90 consecutive calendar days ending on the calendar day prior to the grant date of such Award, or such other methodology the Board or any committee of the Board designed by the Board with appropriate authority (the “Designated Committee”), as applicable, may determine prior to the grant of the applicable Award becoming effective.
iii.Revisions. The Board or the Designated Committee, as applicable and in its discretion, may change and otherwise revise the terms of Initial Awards and Annual Awards granted under this Policy, including, without limitation, the number of Shares subject thereto and type of Award.
3.Other Compensation and Benefits
Outside Directors also may be eligible to receive other compensation and benefits, as may be determined by the Board or its Designated Committee, as applicable, from time to time.

4.Change in Control
In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Company equity awards as of immediately prior to a Change in Control, including any Initial Awards and Annual Awards, provided that the Outside Director continues to be an Outside Director through the date of the Change in Control.
5.Annual Compensation Limit
No Outside Director may be granted Awards with Values, and be provided cash retainers or fees, with amounts that, in any Fiscal Year, in the aggregate, exceed $750,000, provided that, in the Fiscal Year containing an Outside Director’s Initial Start Date, such limit will be increased to $1,000,000. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Effective Date, will be excluded for purposes of the foregoing limit.
6.Travel Expenses
Each Director’s reasonable, customary, and properly documented, out-of-pocket travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
7.Code Section 409A
In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Code Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt or excepted from or otherwise comply with the requirements of Code Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company Group have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless an Outside Director or any other person for any taxes imposed, or other costs incurred, as a result of Code Section 409A.
8.Revisions
The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed in writing between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Designated Committee’s ability to exercise the powers granted to it with respect to Awards granted pursuant to this Policy prior to the date of such termination, including without limitation such applicable powers set forth in the Plan.
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